Exhibit E

[Letterhead of Sullivan & Cromwell LLP]

October 28, 2008

Development Bank of Japan Inc.,

9-1, Otemachi 1-chome,

Chiyoda-ku, Tokyo 100-0004, Japan.

Re: Development Bank of Japan Inc.—Registration Statement under Schedule B

Dear Sirs:

We hereby consent to the references to us under the headings “Description of the Debt Securities and Guarantee—United States Taxation” and “Validity of Securities” in the Prospectus included in the Registration Statement filed by Development Bank of Japan Inc. and Japan with the Securities Exchange Commission under the Securities Act of 1933, as amended, on October 28, 2008.

In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/    Sullivan & Cromwell LLP